Exhibit 99.1

KPN Global Carrier Services

INDEX TO COMBINED FINANCIAL STATEMENTS

Combined Financial Statements:
Report of Independent Registered Public Accounting Firm
Combined Statements of Operations for the three years ended December 31, 2006
Combined Balance Sheets as of December 31, 2006 and 2005
Combined Statements of Changes in Invested Equity for the three years ended December 31, 2006
Combined Statements of Cash Flows for the three years ended December 31, 2006
Notes to the Combined Financial Statements

Report of Independent Registered Public Accounting Firm

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in invested equity, and cash flows present fairly, in all material respects, the financial position of KPN Global Carrier Services (“KPN GCS”), an integrated part of Royal KPN N.V., as defined in Note 1 to the combined financial statements, at December 31, 2006 and 2005, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of KPN GCS management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 14 to the combined financial statements, the businesses that comprise KPN GCS are subsidiaries of Royal KPN N.V., with which they have significant intercompany transactions.

The Hague, June 19, 2007

PricewaterhouseCoopers Accountants N.V.

/s/ H.C. Wüst RA

H.C. Wüst RA

KPN Global Carrier Services

COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands of euros unless otherwise stated)

	For the year ended December 31,
	2006	2005	2004
Net revenue from external parties	478,021	435,947	399,388
Net revenue from related parties	165,251	201,211	173,553
Total revenue	643,272	637,158	572,941
Costs and operating expenses:
Cost of revenue — purchased from external parties (excluding depreciation and amortization)	453,477	429,884	381,322
Cost of revenue — purchased from related parties (excluding depreciation and amortization)	113,172	120,985	129,305
Selling, general and administrative	23,554	27,797	14,881
Depreciation and amortization	4,498	9,206	10,951
Total costs and operating expenses	594,701	587,872	536,459
Income from operations	48,571	49,286	36,482
Interest income	212	76	70
Interest expense	(25)	(162)	(151)
Foreign exchange loss	(1,058)	(1,246)	(3,439)
Income before income taxes	47,700	47,954	32,962
Income tax expense (note 11)	(14,130)	(15,200)	(10,856)
Net income	33,570	32,754	22,106

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

COMBINED BALANCE SHEETS

(Amounts in thousands of euros unless otherwise stated)

	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	16,979	17,421
Trade accounts receivable and unbilled revenue, net of allowance for doubtful accounts of €9,745 and €22,898 in 2006 and 2005, respectively (note 4)	123,048	152,251
Accounts receivable from related parties (note 14)	25,613	5,815
Prepaid expenses and other current assets (note 5)	2,021	2,778
Total current assets	167,661	178,265
Non-current assets
Property, plant and equipment, net (note 6)	7,233	8,150
Intangible assets, net (note 7)	1,060	1,660
Deferred income taxes, net (note 11)	249	272
Other non-current assets (note 5)	528	809
Total non-current assets	9,070	10,891
Total assets	176,731	189,156

LIABILITIES AND INVESTED EQUITY
Current liabilities
Accounts payable and accrued expenses (note 8)	144,234	178,703
Deferred income taxes, net (note 11)	—	1,146
Income and other taxes payable (note 11)	12,856	654
Current portion of note payable to affiliate (note 8)	—	803
Other current liabilities (note 8)	747	27
Total current liabilities	157,837	181,333
Long-term liabilities
Early retirement obligation (note 9)	728	1,315
Total liabilities	158,565	182,648
Commitments and contingencies (note 13)
Invested equity
Net investment from KPN	17,844	6,260
Accumulated other comprehensive income	322	248
Total invested equity	18,166	6,508
Total liabilities and invested equity	176,731	189,156

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY

(Amounts in thousands of euros unless otherwise stated)

	Contributed capital	Accumulated other comprehensive income (loss)	Total invested equity
Balance at December 31, 2003	44,282	(403)	43,879
Net income 2004	22,106	—	22,106
Foreign currency translation adjustments	—	158	158
Total comprehensive income			22,264
Net distributions to KPN (note 15)	(50,031)	—	(50,031)
Balance at December 31, 2004	16,357	(245)	16,112
Net income 2005	32,754	—	32,754
Foreign currency translation adjustments	—	493	493
Total comprehensive income			33,247
Net distributions to KPN (note 15)	(42,851)	—	(42,851)
Balance at December 31, 2005	6,260	248	6,508
Net income 2006	33,570	—	33,570
Foreign currency translation adjustments	—	(337)	(337)
Total comprehensive income			33,233
Adjustment related to adoption of FAS 158	—	411	411
Net distributions to KPN (note 15)	(21,986)	—	(21,986)
Balance at December 31, 2006	17,844	322	18,166

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands of euros unless otherwise stated)

	Year ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	33,570	32,754	22,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,498	9,206	10,951
Changes in operating assets and liabilities:
Trade accounts receivable and unbilled revenue	29,203	9,156	8,055
Trade accounts receivable from related parties	(19,798)	2,833	5,916
Prepaid expenses and other current assets	1,061	(477)	(1,101)
Accounts payable and accrued expenses	(34,469)	(5,868)	12,888
Income and other taxes payable	12,202	542	(7)
Other liabilities	(602)	(5,344)	(6,413)
Net cash provided by operating activities	25,665	42,802	52,395
Cash flows used in investing activities:
Purchases of property, plant and equipment	(3,045)	(3,833)	(3,209)
Net cash used in investing activities	(3,045)	(3,833)	(3,209)
Cash flows used in financing activities:
Payments on note payable to affiliate	(803)	(1,278)	(122)
Net distributions to KPN	(21,986)	(42,851)	(50,031)
Net cash used in financing activities	(22,789)	(44,129)	(50,153)
Effect of exchange rate changes on cash	(273)	493	158
Net change in cash and cash equivalents	(442)	(4,667)	(809)
Cash and cash equivalents at beginning of period	17,421	22,088	22,897
Cash and cash equivalents at end of period	16,979	17,421	22,088

Supplemental disclosures of cash flow information
Interest paid	25	162	151
Taxes paid	222	493	289

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

Notes to the Combined Financial Statements

(Amounts in thousands of euros unless otherwise stated)

Note 1—Business and Basis of Presentation

KPN Global Carrier Services (“KPN GCS”, “we”, “our”) is an integrated part of the Wholesale and Operations Segment of Royal KPN N.V. (“KPN” or “Parent”). We provide termination of international voice traffic originating outside and inside the Netherlands to any place in the world. Our services include:

•                  International wholesale voice services in different quality classes and international direct dialing: services for calls originating or terminating in The Netherlands;

•                  Transit: transit through our network of international calls from one foreign network to another foreign network;

•                  Wholesale free phone services: transport of international toll free numbers;

•                  Solutions for mobile operators: termination of voice traffic, SMS Interworking, MMS Interworking and UMTS based services (Mobile Matrix); and

•                  Solutions for ISPs: voice access services connecting voice over internet protocol (“VOIP”) traffic to switched networks internationally.

We operate worldwide through primary sales/distribution channels located in The Hague, New York, Miami, Hong Kong, Rio de Janeiro, Cape Town, Istanbul and Singapore.

Through March 31, 2006, KPN’s international wholesale voice activities were carried out within the following wholly-owned subsidiaries of KPN: KPN B.V., KPN Eurovoice B.V., KPN Eurovoice Holding B.V., KPN Wholesale Voice Services Hong Kong Ltd, KPN Eurovoice Singapore Pte Ltd and KPN International Network Services Inc. (“INS Inc.”).

Effective April 1, 2006, KPN Global Carrier Services B.V. (“KPN GCS B.V.”) was incorporated. This new entity, created through a legal demerger, holds the international wholesale voice activities that were previously included in KPN. Furthermore, on December 5, 2006, KPN GCS B.V. merged with KPN Eurovoice Holding B.V. and KPN Eurovoice B.V. KPN GCS B.V. is the owner of 100% of KPN Wholesale Voice Service Hong Kong Ltd and KPN Eurovoice Singapore Pte Ltd. With the exception of the activities of INS Inc., all international wholesale voice activities carried out by KPN are included in either KPN GCS B.V. or a wholly-owned subsidiary of KPN GCS B.V.

These combined financial statements present the financial position and results of operations of KPN GCS B.V., along with the financial position and results of operations of INS Inc., and have been derived from the accounting records of KPN. We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily be representative of amounts that would have been reflected in the financial statements had we historically operated independently of our Parent. The legal demerger did not result in changes to the valuation of assets and liabilities or the assumptions utilized in preparing these combined financial statements.

Effective June 19, 2006, KPN GCS B.V. entered into new service level agreements (“SLAs”) with KPN and its subsidiaries. Under these agreements, revenues earned and costs incurred from KPN changed to reflect market prices. Compared to the pricing model effective until that date, this resulted in a decrease of internal revenues of €24,800 in the period from June 19, 2006 until December 31, 2006, due to the reduction in sales price for the termination of international voice traffic coming from the retail organization of KPN. Costs decreased as a result of lower prices for national and international transmission (€700) and corporate services (€4,000) over the same period due to new SLAs, compared to the pricing model up to June 19, 2006.

We benefit from certain related party revenue and purchase agreements with KPN that include sale prices per minute and costs per minute that are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity operating independently of our Parent.

We rely on our Parent for a substantial part of our operational and administrative support for which we are allocated costs primarily consisting of selling, general and administrative expenses, such as, costs for centralized research, legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other corporate and infrastructure costs.

Selling, general and administrative expenses were allocated based on the ratio of our revenue, operating expenses, and on the number of full time equivalents (FTEs) compared to KPN comparable revenue, operating expenses, and FTEs, as appropriate for the cost category.

In 2005, the allocated costs increased compared to previous years as a result of simplification of KPN’s group structure (to improve market focus), which was, amongst others, reflected in centralization of certain services, and a reduction of the complexity of the KPN internal cost allocation and transfer pricing methodology. Certain services, such as accounting and HR services, were centralized starting in 2005. As a result, our portion of the KPN allocated costs increased, partially offset by a decrease in our external costs associated with these services.

Furthermore, to reduce complexity in the KPN internal transfer pricing system, certain selling, general and administrative expenses were directly charged to us instead of indirectly through intercompany charges for services from other units. This resulted in significantly higher selling, general and administrative charges directly allocated to us in 2005 compared to previous years. This was, however, offset by an increase in Revenue from related parties (including an uplift in transfer prices as a result of higher costs incurred), and a decrease in Cost of revenue from related parties (resulting from the direct allocation of such costs to selling, general and administrative expenses instead of through services with other units, reflected in Cost of revenue). These also resulted from the simplification of the group structure which changed the routing of intercompany charges.

The selling, general and administrative expenses charged to us do not necessarily reflect the utilization of services provided or the benefit received by us during the periods presented. As a whole, we believe the allocated charges, combined with the intercompany prices for traffic were reasonable under the specific circumstances.

KPN uses a centralized approach to cash management and financing of its operations. During the periods covered by these combined financial statements, cash deposits were remitted to KPN on a regular basis and are reflected within Invested Equity on the Combined Balance Sheets. Similarly, our cash disbursements were funded through KPN’s cash accounts. As a result, none of KPN’s cash, cash equivalents or liabilities pertaining to bank overdrafts has been allocated to us in the combined financial statements. The cash and cash equivalents in the combined financial statements represents amounts held in banks. Aside from a note payable to an affiliate company (note 8), there was no debt specific to KPN GCS B.V. as of December 31, 2006, 2005 and 2004.

Assets and liabilities of KPN such as employee benefit balances, excluding the early retirement obligation, and current tax liabilities have not been allocated to us and are included in Invested Equity on the Combined Balance Sheets; however, the expenses pertaining to these items have been reflected in the Combined Statements of Operations. Included within these allocations is a €411 adjustment to Accumulated Other Comprehensive Income for the adoption SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Post-retirement Plans” (FAS 158), as of December 31, 2006, which represents our portion of the unrecognized prior service costs and unrecognized gains and losses related to the early retirement plan.

Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Market Risk

Our primary market risk exposure is related to foreign currency exchange rates. We are exposed to foreign currency risk which can create volatility in earnings and cash flows from period to period. We have forecasted transactions denominated in foreign currencies (principally US dollars). We seek to economically hedge a portion of the foreign currency risk arising from foreign exchange receivables and foreign currency—denominated forecasted transactions. Foreign exchange contracts are used to fix or protect the exchange rate to be used for foreign currency—denominated transactions. Hedge accounting is not applied in the combined financial statements of KPN GCS.

Although we conduct our business in various regions of the world, most of our revenues are denominated in euros with the remaining being generally denominated in US dollars. Thus, we are exposed to foreign currency exchange rate fluctuations as the financial results and balances of our foreign subsidiaries are translated into euros. As exchange rates vary, these results, when translated, may vary from expectations and may adversely impact our results of operations and financial condition. Accordingly, if the euro weakens relative to foreign currencies, particularly the U.S. dollar, our foreign currency denominated revenues and expenses would increase when stated in euros. Conversely, if the euro strengthens, our foreign currency denominated revenues and expenses would decrease.

Note 2—Significant Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is presented below.

Principles of combination

The combined financial statements include the accounts of KPN GCS B.V. and INS Inc., both of which are wholly-owned by KPN. All significant intercompany balances and transactions with combined entities have been eliminated. However, intercompany balances and transactions with KPN and its other subsidiaries (“related party” or “affiliates”) have not been eliminated, but are presented herein as balances and transactions with related parties or affiliates.

Use of estimates

The preparation of these combined financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amount of revenues and expenses during the reporting periods. Some of the more significant estimates pertain to the allowance for doubtful accounts, depreciable lives of long-lived assets, recoverability of intangible and long-lived assets, deferred tax assets and liabilities and related valuation allowance, early retirement obligations, pension expense, and various other provisions and contingencies. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ from those estimates.

Foreign currency

The functional currency has been determined to be the euro, with the exception of the operations in the United States and Hong Kong, in which the functional currency is the U.S. dollar and the Hong Kong dollar, respectively. Assets and liabilities of the United States and Hong Kong operations are translated into euros at exchange rates on the balance sheet date. Revenues and expenses are translated into euros at the weighted average exchange rates in effect during the period. The effects of these translation adjustments are reported within Accumulated Other Comprehensive Income, a component of Invested Equity.

Transactions in foreign currency are recorded at the original rates of exchange in force at the time the transactions are effected. Exchange differences arising on (i) settlement of transactions and (ii) translation of such transactions, given that no settlement has occurred, are recognized in operations.

We enter into foreign currency forward contracts to manage foreign currency exposures related to sales to foreign customers. We do not have designated hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS 133), and accordingly, any unrealized gains and losses are recorded in the Combined Statements of Operations and in the Combined Balance Sheets within Prepaid expenses and Other current assets or Other current liabilities.

Other comprehensive income

Other comprehensive income includes charges or credits to equity that are not the result of transactions with shareholders. Other comprehensive income relates to foreign currency translation adjustments from entities with functional currencies other than the euro. Components of other comprehensive income are included within the Combined Statements of Changes in Invested Equity.

Cash and cash equivalents

Cash and cash equivalents consist of all highly liquid investments that are readily convertible into cash and have original maturities of three months or less at time of purchase. At December 31, 2006, 73% of cash and cash equivalents were denominated in euro, and 27% in U.S. dollar. At December 31, 2005, 68% of cash and cash equivalents were denominated in euro and 32% in U.S. dollar. At December 31, 2006 and 2005 we had restricted cash amounts of nil and $90 thousand, respectively, relating to guarantees given by a bank to third parties on our behalf.

Accounts receivable

Accounts receivable are stated at face value, less an allowance for doubtful accounts. Collectibility of accounts receivable is reviewed regularly and is based upon our knowledge of customers and compliance with credit terms. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding charge included in Selling, general and administrative expense. Accounts receivable and their related allowance balances are written-off when we deem them uncollectible.

Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and any recognized impairment loss. Additions and improvements that extend the useful life of an asset are capitalized; maintenance and repairs are expensed as incurred. When assets are fully depreciated, retired or disposed of, the assets and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in the Combined Statements of Operations. The cost of property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets:

Category	Depreciation period
Switches and other network equipment	3-7 years
Other tangible fixed assets	3-7 years

Leases

Capital leases, which meet specific criteria noted in SFAS No. 13, are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term. Operating lease payments are recognized as an expense on a straight-line basis over the corresponding lease term.

Intangible assets

We do not have any indefinite—lived intangible assets. Definite—lived intangible assets, which primarily consist of internally developed software, are amortized on a straight-line basis over their estimated useful lives of 3 years. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1) costs associated with the internally developed software are capitalized when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of being completed. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use.

Impairment of property, plant and equipment and other intangible assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144), we review the value of our property, plant and equipment and other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes

For the period until March 31, 2006, the majority of our businesses did not file separate tax returns as these entities were included in the tax grouping of other KPN entities within the respective entity’s tax jurisdiction. The income tax expense included in these combined financial statements was calculated using a method consistent with a separate return basis, as if we were a separate taxpayer. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under the respective jurisdictional enacted tax laws and rates. A valuation allowance is recorded when it is considered more likely than not that the deferred tax assets will not be realized. As a result of the legal demerger on April 1, 2006, KPN GCS B.V. files a separate tax return, which includes the businesses that are a part of the newly formed structure. Accordingly, the income tax liability as of December 31, 2006 primarily relates to KPN GCS B.V.

Revenue recognition

In accordance with US GAAP, including the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104), we recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred or the service has been provided, the sales price is fixed or determinable and collectibility is reasonably assured. Traffic fees are charged at an agreed price for a fixed duration of time or capacity and are recognized as revenue based upon usage of our network and facilities.

Estimates for incentive rebates and other allowances are recorded as a reduction of revenues in the period the related revenues are recorded. These estimates are based upon contracted terms, historical experience and information currently available to management with respect to business and economic trends. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Research and development

Research and development costs are allocated to us from KPN as corporate expenses. Research and development costs are expensed as incurred.

Advertising

Advertising costs are allocated to us from KPN as corporate expense and primarily relate to our share of the costs relating to media, agency and promotional activities. Advertising costs are expensed as incurred.

Pension plans and post-retirement plans

Substantially all our employees participate in the defined benefit pension plans, defined contribution pension plans, and post-retirement plans, as administered and sponsored by KPN. Contributions made to defined contribution plans are expensed as incurred. We account for our defined benefit pension plans, early retirement plan, and post-retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (FAS 87), FAS 158 and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (FAS 106), respectively. Our employees participate in KPN’s defined benefit pension plan and the plan’s assets and liabilities are combined with those related to other KPN businesses. Similarly, KPN manages its post-retirement benefit plans on a combined basis with claims data and liability information related to our company aggregated and combined with other KPN businesses. As a result, excluding the early retirement obligation, no employee benefit assets or liabilities are reflected on our combined balance sheets, and our pension and other post-retirement expenses have been determined on a multi-employer plan basis and are reflected in the results of operations.

Derivative financial instruments

We use forward foreign currency contracts in order to manage our exposures to movements in foreign exchange rates. SFAS No. 133, as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—deferral of the effective date of FAS 133” (FAS 137), and SFAS No. 138, Accounting for certain Derivative Instruments and certain Hedging Activities” (FAS 138), requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in comprehensive income until the hedged item is recognized in earnings. During the years ended December 31, 2006, 2005 and 2004, we did not designate any derivatives as hedges for accounting purposes.

Concentration of credit risk

Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable. No external customers represented 10% or more of our total net revenues for the periods presented. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising our customer base and their dispersion across different industries and geographies.

Fair value disclosures

The carrying value of receivables, prepaid expenses, and current liabilities approximate their fair value due to the short nature of these instruments.

Stock-based compensation

Certain of our employees participate in KPN stock-based compensation plans. At December 31, 2006, KPN had four employee share option plans and four management share option plans. The fair value of options granted to employees is recognized over the vesting period of the options in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (FAS 123). The costs are determined by the fair value of the options and the number of options expected to vest. On each balance sheet date, we determine if it is necessary to revise our expectation of the number of options that will vest. The fair value of options is estimated by using an option-pricing model. Effective January 1, 2006, KPN GCS adopted SFAS No. 123(R), “Share-Based-Payment”(FAS 123(R)) using the modified prospective method. As KPN GCS has previously applied the fair value recognition provisions of FAS 123, the adoption of FAS 123(R) did not have a material impact on the financial position or result of operation.

Note 3—Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No.115” (FAS 159), which permits entities to measure many financial instruments and certain other items at fair value. This Statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. FAS 159 is effective as of the beginning of a reporting entity’s first fiscal year beginning after November 15, 2007. We are currently investigating the impact of implementing FAS 159.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”(FAS 157), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 will be effective for KPN GCS on January 1, 2008. The adoption of FAS 157 is not expected to have a material impact on KPN GCS financial position and result of operations. Under US GAAP, KPN GCS applies fair value for the valuation of assets held for sale and derivatives and in impairment tests.

In June 2006, the FASB issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (FIN 48). This FASB Interpretation prescribes a recognition threshold and measurement attribute for the financial statement and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and transition provisions, and significantly expands income tax disclosure requirements. It applies to all tax positions accounted for in accordance with SFAS No. 109 and is effective for fiscal years beginning after December 15, 2006. We have determined that the adoption of FIN 48 will not have a material impact on our combined financial statements.

Note 4—Trade Accounts Receivable, and Unbilled Revenue

	December 31,
	2006	2005
Trade receivables from third parties	93,404	109,750
Unbilled revenue	39,389	65,399
	132,793	175,149
Allowance for doubtful accounts	(9,745)	(22,898)
Total accounts receivable and unbilled revenue, net	123,048	152,251

We entered into certain ongoing contracts with international telecom operators which are billed monthly based on traffic volume. The majority of unbilled revenue relates to the previous month’s traffic volume for which an invoice has not been sent.

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on specific known troubled accounts, historical experience, and other currently available evidence.

Note 5—Prepaid Expenses and Other Current and Non-Current Assets

The following is a summary of our prepaid expenses and other current assets:

	December 31,
	2006	2005
Prepaid expenses	2,021	2,589
Unrealized gain on foreign currency contracts	—	60
Taxes receivable	—	129
Total prepaid expenses and other current assets	2,021	2,778

Prepaid expenses mainly include amounts advanced to suppliers for future services and prepaid rents. The non-current portion of prepaid expenses and other current assets are presented under Other non-current assets and amounted to €528 and €809 as of December 31, 2006 and 2005, respectively. The amounts primarily relate to an advance to terminate calls in the United States for a seven-year period.

Note 6—Property, Plant and Equipment, net

The following is a summary of our property, plant and equipment, net of accumulated depreciation:

	December 31,
	2006	2005
Switches and other network equipment	14,283	43,290
Other tangible fixed assets	232	2,976
Assets under construction	—	151
	14,515	46,417
Less: Accumulated depreciation	(7,282)	(38,267)
Property, plant and equipment, net	7,233	8,150

Depreciation and amortization expense for property, plant and equipment during the years ended December 31, 2006, 2005, and 2004, was €3,974, €8,799, and €10,376, respectively. There were no cash proceeds from the sale or disposal of property, plant and equipment. When assets are retired or disposed of, the assets and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in the Combined Statements of Operations. There were no material dispositions of property, plant and equipment during 2006, 2005 and 2004.

Note 7—Intangible Assets, net

	December 31,
	2006	2005
Software	1,728	1,804
Less: Accumulated amortization	(668)	(144)
Intangible assets, net	1,060	1,660

The Company does not have any indefinite-lived intangible assets. All intangible assets are amortized over their estimated useful lives. Amortization expense for these intangible assets during the years ended December 31, 2006, 2005, and 2004, was €524, €407, and € 575, respectively.

Note 8—Current and Long-Term Liabilities

The following is a summary of our accounts payable and accrued expenses:

	December 31,
	2006	2005
Trade payables	90,421	108,097
Accrued traffic expenses	53,813	70,054
Accrued employee compensation	—	552
Total accounts payable and accrued expenses	144,234	178,703

We entered into certain ongoing contracts with international telecom operators. Although balances are reconciled periodically, final invoices to settle the outstanding balances are received at certain agreed upon dates. Total accrued traffic expenses relate to traffic volume for which an invoice has not been received, the majority of which relates to the previous month’s traffic. We expect to settle our accrued expenses within a one-year period.

The following is a summary of Other current liabilities:

	December 31,
	2006	2005
Current portion of early retirement obligation	200	27
Unrealized loss on foreign currency contracts	150	—
Other	397	—
Total Other current liabilities	747	27

Note payable to affiliate

In 2002, we entered into a note agreement with an affiliate company, under which we borrowed $1,950,000 that bears interest at a rate of LIBOR plus 5%. As of December 31, 2006 and 2006 the short-term portion of this debt was nil and €803, respectively.

Note 9—Pensions and Postretirement Plans

Substantially all our employees were participants in various defined benefit pension plans and defined contribution plans administered and sponsored by KPN. Benefits under the defined benefit pension plans are based primarily on years of service and employees’ compensation. The majority of our pension expenses relate to pension plans in The Netherlands and the United States.

As discussed in Note 2, these combined financial statements reflect the defined benefit plans on a multi-employer basis in accordance with FAS 87. As such, KPN allocated costs associated with the pension plans to us based upon a ratio of weighted pensionable income for service costs and allocates costs associated with other components of pension expense, such as interest costs, amortization of actuarial gains/losses, etc., based on projected benefit obligations relative to the total projected benefit obligation of the plans. We believe this methodology is a reasonable basis of allocation.

Assumptions used to determine the net periodic pension cost for KPN’s principal pension plans during the period are as follows:

	December 31,
	2006	2005
	%	%
Discount rate	4.7	4.2
Expected salary increases	2.5	2.5
Expected return on assets	6.2	6.3
Expected indexation	85	85

For the years ended December 31, 2006, 2005 and 2004 the amount of pension expense allocated to us from KPN for our employees participating in KPN pension plans was approximately €325, €534 and €615, respectively.

Dutch employees of KPN are also eligible for early retirement benefits. This plan is accounted for in accordance with FAS 87 (as amended by FAS 158). The early retirement plan is neither funded nor insured through a third party, but is paid directly by us to the early retirement employees. As of January 1, 2006, the retirement age increased from 62 to 65 years. The following transitional early retirement plans remain for retirement before the age of 65:

•                  KPN guarantees employees born before 1950 and who were in service on April 1, 2000 a benefit of 80% of final salary from age 62 to 65;

•                  for employees born in the period 1950-1959 and who were in service on April 1, 2000 KPN guarantees a benefit of 75% of final salary for employees born in 1950 diminishing to 70% for employees born in 1959 and a retirement age of 62 years for employees born in 1950 increasing to 63.5 years for employees born in 1959; and

•                  KPN guarantees 80% of final salary until the age of 65 to employees born before 1950 and 75% to employees born in or after 1950. For employees that served 25 years or more on April 1, 1996 early retirement starts at age 61 or after 40 years of service.

Assumptions used to determine the net periodic cost for KPN’s early retirement plans during the period are as follows:

	December 31,
	2006	2005
	%	%
Discount rate	4.2	3.4
Expected salary increases	2.5	2.5
Expected indexation	85	85

KPN allocated early retirement expenses (service costs, interest costs, prior service costs, and actuarial gains and losses) to us based on a ratio of service costs relating to our employees relative to the KPN early retirement costs. KPN allocated the early retirement provision (projected benefit obligation), and the adjustment to Accumulated Other Comprehensive Income for the adoption of FAS 158 (€103 of unrecognized prior service costs, and €308 of unrecognized actuarial gain and losses) to us based on a ratio to the projected benefit obligation relating to our employees relative to the KPN projected benefit obligation. For the years ended December 31, 2006, 2005 and 2004 the amount of early retirement expense was €49, €57 and €60, respectively. We recognized a liability relating to early retirement obligations for our employees amounting to €928 (of which current €200 and non current €728) and €1,342 at December 31, 2006 and 2005, respectively.

Certain of our entities offer defined contribution plans to eligible employees, whereby employees contribute a portion of their compensation, which is partially matched by KPN. Once the contributions have been paid KPN has no further payment obligations. Contribution costs for these plans were €27, €24 and €23 for the years ended December 31, 2006, 2005 and 2004, respectively. There were no unpaid contributions as of December 31, 2006.

Note 10—Share Based Compensation

Share option plans

We provide management and our employees with KPN stock options under the terms of the KPN share option plans (the “Plan”). The stock options we provide are for a fixed number of shares with an exercise price equal to the fair value of the KPN stock unless otherwise stated on the date of grant. We recognize compensation expense for stock option awards granted on a straight-line basis over the requisite service period of the award. Total share based compensation with respect to stock option awards amounted to €37, €35 and €61 for the years ended December 31, 2006, 2005 and 2004, respectively. Such amounts are based on the fair values for options granted to our employees. The total income tax benefit recognized in the income statement for the stock option awards was €11, €11, and €21 for the years ended December 31, 2006, 2005, and 2004, respectively.

All options granted are equity settled options and are forfeited when employees leave for reasons other than retirement, disability or death (except for some personnel plans).

All options were granted with exercise prices equal to market value unless otherwise noted below. In addition, there were no options granted in 2006.

	Plan	Exercise price (in euro)	Exercise period	Exercisable (after grant date)	Vesting period
2004	Management	6.45	8 years	3 years	3 years
	Personnel	6.45	5 years	3 years	None
2005	Management	6.73	8 years	3 years	3 years
	Personnel	6.73	5 years	3 years	3 years

The profits for options exercisable immediately from any exercise prior to the end of the 3-year vesting period will be held in escrow until the shares are vested. The profit will be released to the relevant individuals, provided that the individuals remain employed by us.

Fair value disclosures

The following table reflects the weighted average fair value per option granted, as well as significant weighted average assumptions used in determining those fair values using the binomial pricing model for stock options issued under the Plan.

	2005	2004
Risk free interest rate	2.80%	3.20%
Dividend yield	3.00%	2.00%
Expected life (years)	4.3	4.4
Volatility	50.80%	62.70%
Weighted average exercise price of options granted with an exercise price equal to the market price of the stock on the grant date (in euros)	6.73	6.45
Weighted average exercise price of options granted with an exercise price that exceeds the market price of the stock on the grant date (in euros)	—	—
Weighted average fair value of options granted with an exercise price equal to the market price of the stock on the grant date (in euros)	2.48	3.04
Weighted average fair value of options granted with an exercise price that exceeds the market price of the stock on the grant date (in euros)	—	—

The risk-free rate was based on a zero-coupon government bond yield curve in effect at the time of grant. The expected dividend yield is based on the expected dividend on the KPN shares. The estimate of the expected life was determined using historical exercise data. The estimate of expected volatility is based on the historical volatility of the KPN share over the period which approximates the expected life of the options.

Stock options

The following table summarizes option activity under the Plan for our employees during 2006, 2005 and 2004.

	Shares under option	Weighted average per share exercise price (in euros)
Outstanding December 31, 2003	68,195	8.15
Options granted	22,850	6.45
Options exercised	(17,000)	6.19
Transfers to and from other KPN entities	3,140	5.30
Options forfeited	(730)	18.06
Outstanding December 31, 2004	76,455	7.87
Options granted	33,200	6.73
Options exercised	(7,600)	6,39
Transfer to and from other KPN entities	6,070	5.63
Options forfeited	(1,450)	65.20
Outstanding December 31, 2005	106,675	6.71
Options exercised	(23,810)	5.99
Options forfeited	(5,200)	14.71
Transfer to and from other KPN entities	(22,315)	6.25
Outstanding December 31, 2006	55,350	6.46

The following is a summary of the status of employees’ stock options outstanding and exercisable as of December 31, 2006:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price (in euros)	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price (in euros)
5.00 - 5.50	2,500	0.2	5.19	2,500	0.2	5.19
5.50 - 6.00	6,550	1.3	5.94	6,550	1.3	5.94
6.00 - 6.50	21,500	3.8	6.45	1,800	0.2	6.49
6.50 - 7.00	24,800	4.8	6.73	—	—	—
Total	55,350	3.79	6.46	10,850	0.86	5.86

The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006, was €239 and €53, respectively, which represents the amount option holders would have received had they exercised their options as of that date. The intrinsic value is the difference between KPN closing stock price on the last trading day of 2006 and the stock option exercise price, multiplied by the number of stock option shares. The intrinsic value of options exercised in 2006, 2005 and 2004 was €114, €16 and €14, respectively. Total compensation cost related to non-vested stock options not yet recognized as of December 31, 2006 amounted to €32 and is expected to be recognized over a weighted-average period of approximately 0.9 years. The amount of cash KPN received as a result of options exercised by KPN GCS employees in 2006, 2005 and 2004 is €143, €49 and €105.

Other stock awards

In April 2006 KPN GCS granted 5,100 restricted KPN shares to its management which vest over a three-year period depending on KPN’s total shareholder return position ranking relative to its peer group of 16 European telecommunications companies (including KPN) as determined on December 31, 2008. In the event that KPN is ranked in the last four of its peer group index, no restricted shares vest. If KPN is ranked between the ninth and twelfth positions, 50% of the restricted shares vest immediately and the remaining shares will be forfeited. In the event that KPN is ranked between the fifth and eighth position, 100% of the restricted shares vest immediately. If KPN is ranked in the top four of its peer index, 200% of the restricted shares will vest immediately. Once vested the restricted shares have a lock-up period of two years and therefore are not available to be traded from April 2009 through April 2011. The total compensation expense associated with these awards for 2006 was €14.

As per April 13, 2009, management is able to sell a number of unconditional granted shares only up to the amount to settle the wage taxes liability relating to the profit made on the stock compensation plan. From April 13, 2011 all remaining shares are available for trading.

The following table presents the non-vested shares for the Plan for 2006. The weighted average fair value of a share at grant date is calculated using the Monte Carlo Simulation model. This model simulates share prices, Total Shareholders Return (TSR), ranking and fair value calculation for KPN and 16 of its peer companies.

	Shares	Weighted average fair value at grant date
Non-vested at December 31, 2005	—	—
Granted	5,100	11.67
Vested	—	—
Forfeited	—	—
Non-vested at December 31, 2006	5,100	11.67

The fair value of each share at the grant date is determined using the following assumptions:

Risk-free interest rate (based on EURO governments bonds with a remaining time to maturity of 3 years)	3.1%
Expected dividend for KPN (based on 1-year historical daily data preceding the date of award)	5.1%
Expected volatility (based on 3-years daily historical data over the period April 13, 2003 - April 12, 2006)	21.7%

Note 11—Income Taxes

The components of income before income taxes are:

	December 31,
	2006	2005	2004
The Netherlands	47,360	46,827	32,601
United States of America	340	1,127	361
Total	47,700	47,954	32,962

Until April 1, 2006, all of the Dutch KPN GCS activities are included in a fiscal unity for the respective years. KPN is the ultimate tax paying company for this fiscal unity. During 2005 and 2004, the calculated income tax is based on tax rates that we would be subject to should we file our own tax returns. Subsequent to the legal demerger of the KPN GCS activities in 2006, KPN GCS B.V. is no longer included in the fiscal unity and, accordingly, the calculated income tax for the period is based on the actual tax rate applicable to KPN GCS B.V.’s tax return that will be separately filed for 2006.

All entities in the fiscal unity are liable for corporate income tax debts of the fiscal unity, relating to the period in which they were a part of the fiscal unity. The results of our U.S. based subsidiary, INS Inc., are included in U.S. federal and state income tax returns.

Our income tax expense consists of the following:

	December 31,
	2006	2005	2004
Current:
The Netherlands	15,165	19,088	16,607
United States of America	88	593	747
	15,253	19,681	17,354
Deferred:
The Netherlands	(1,146)	(4,442)	(5,930)
United States of America	23	(39)	(568)
	(1,123)	(4,481)	(6,498)
Total income tax expense	14,130	15,200	10,856

Effective tax rate (computed)	29.6%	31.7%	32.9%
Statutory income tax rate (The Netherlands)	29.6%	31.5%	34.5%

Differences between the income tax computed at the statutory income tax rate and the income tax provision are as follows:

	December 31,
	2006	2005	2004
Income tax expense at statutory income tax rate in The Netherlands	14,119	15,106	11,372
Foreign tax differential (Netherlands vs. USA)	11	196	55
Effect of change in statutory rate	—	(102)	(571)
Total provision for income taxes	14,130	15,200	10,856

The effect of change in statutory rate results from the revaluation of deferred tax assets and liabilities at the enacted tax rates. In accordance with the Dutch tax legislation, the statutory tax rate has been lowered to 29.6% in 2006 and will be further reduced to 25.5% as from 2007. As a result, the provisions reflect the impact of these reductions in Dutch statutory income tax rates that were enacted before the balance sheet dates.

The income tax expense in the Combined Statements of Operations has been determined on a separate return basis. We are required to assess the realization of its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment any utilization of those losses by KPN. This assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets.

Significant components of our net deferred tax assets/(liabilities) are as follows:

	At December 31,
	2006			2005
	Current	Non-current	Total	Current	Non-current	Total
Deferred tax assets
Differences in depreciation rate of equipment	—	249	249	—	272	272
Gross deferred tax assets	—	249	249	—	272	272
Valuation allowance	—	—	—	—	—	—
Net deferred tax assets	—	249	249	—	272	272
Deferred tax liabilities
Miscellaneous accruals	—	—	—	(1,146)	—	(1,146)
Total deferred tax liabilities	—	—	—	(1,146)	—	(1,146)
Net deferred taxes recognized	—	249	249	(1,146)	272	(874)

The following is a summary of our Income and other taxes payable:

	December 31,
	2006	2005
Income taxes	12,099	654
Other taxes	757	—
Total Income and other taxes payable	12,856	654

Note 12—Derivative Financial Instruments

We are exposed to foreign currency risk which can create volatility in earnings and cash flows from period to period. We have forecasted transactions denominated in foreign currencies (principally US dollars). We seek to economically hedge a portion of the foreign currency risk arising from foreign exchange receivables and foreign currency-denominated forecasted transactions. Foreign exchange contracts are used to fix or protect the exchange rate to be used for foreign currency-denominated transactions. Hedge accounting is not applied in the combined financial statements of KPN GCS. At December 31, 2006 and 2005, the fair market value of unsettled foreign exchange derivatives was (€150) and €60, respectively. At December 31, 2006 and 2005, these were recorded within prepaid expenses other current assets or other current liabilities and accrued expenses in the Combined Balance Sheets.

Embedded derivatives

We have no embedded derivative instruments.

Valuation of derivative instruments

The fair value of derivative instruments is sensitive to movements in the underlying market rates and variables. We monitor the fair value of derivative instruments on a periodic basis. Foreign currency forwards are valued using forward rates observed from quoted prices in the relevant markets when possible.

Note 13—Commitments and Contingencies

Commitments

Operating and capital lease commitments

We lease certain buildings, vehicles, and office equipment. We did not have any material capital leases as of December 31, 2006 or 2005. We enter into certain unconditional commitments with various suppliers for the purchase of minutes to be used in the ordinary course of our business. Our contractual obligations for 2007 amount to US$ 105,000 for operating leases and € 19,002 for purchase commitments.

Guarantees and indemnifications

We have not entered into any significant agreements that would require us, as a guarantor, to recognize a liability for the fair value of obligations undertaken in issuing the guarantee.

Contingent Liabilities

We are involved in disputes for collection, related commercial disputes, claims by former employees, and claims from carriers and foreign service partners over reconciliation of payments for traffic volume. We vigorously pursue disputes that we have brought and contest claims against us.

For the period until March 31, 2006, the majority of our businesses did not file separate income tax returns. Accordingly, certain tax authorities have the right to hold an individual entity within the tax grouping liable for any and all liabilities outstanding of the group. We believe it is remote that we will be held responsible for tax liabilities incurred by other KPN entities.

Note 14—Related Party Transactions

These combined financial statements include transactions with affiliates. We entered into agreements with KPN and its subsidiaries for the sale of international wholesale minutes and the provision of corporate administrative services for the periods presented.

Revenue/cost of revenue

Revenue from KPN and its subsidiaries amounted to approximately € 165,251, €201,211 and €173,553 for the years ended December 31, 2006, 2005 and 2004, respectively, and is reported in Net revenues from related parties in the Combined Statements of Operations.

Cost of revenue purchased from KPN and its subsidiaries amounted to approximately €113,172, €120,985 and €129,305 for the years ended December 31, 2006, 2005 and 2004, respectively, and related to services for the procurement and transmission of sending and receiving traffic (provided to KPN GCS by KPN and its subsidiaries). Agreements between KPN GCS and KPN and its subsidiaries for the sale of wholesale international minutes were made at various prices and quantities.

Agreements for the sale and purchase of traffic from and to KPN are made annually and reviewed periodically. The agreements are based on the internal pricing policies of KPN and relevant regulatory requirements.

Effective June 19, 2006, KPN GCS B.V. entered into new SLAs with KPN and its subsidiaries. Under these agreements, revenues earned and costs incurred from KPN changed to reflect market prices. Compared to the pricing model effective until that date, this resulted in a decrease of internal revenues of €24,800 in the period from June 19, 2006 until December 31, 2006, due to the reduction in sales price for the termination of international voice traffic coming from the retail organization of KPN. Costs decreased as a result of lower prices for national and international transmission (€700) and corporate services (€4,000) over the same period due to new SLAs, compared to the pricing model up to June 19, 2006.

In April 2005, the internal pricing model was adjusted as a result of organizational changes at KPN, resulting in an increase in our revenue from internal parties, and a decrease in cost of revenue purchased from related parties. The internal pricing policies are not necessarily indicative of the prices we would have paid or received had we been a stand alone company.

Allocated costs/expenses

As discussed in Note 1, we rely on our Parent for a substantial part of our operational and administrative support for which we are allocated costs primarily consisting of selling, general and administrative expenses, such as, costs for centralized research, legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other corporate and infrastructure costs. Selling, general and administrative expenses include allocated corporate and divisional costs from KPN, which costs were approximately €16,404, €16,031 and €3,555 for the years ended December 31, 2006, 2005 and 2004, respectively.

Selling, general and administrative expenses were allocated based on the ratio of our revenue, operating expenses, and FTEs compared to comparable revenue, operating expenses, and FTEs of KPN, as appropriate for each cost category.

In 2005, the allocated costs increased compared to previous years as a result of simplification of KPN’s group structure (to improve market focus), which was, amongst others, reflected in centralization of certain services, and a reduction of the complexity of the KPN internal cost allocation and transfer pricing methodology. Certain services, such as accounting and HR services, were centralized starting in 2005. As a result, our portion of the KPN allocated costs increased, partially offset by a decrease in external costs associated with these services. Furthermore, to reduce complexity in the KPN internal transfer pricing system, certain selling, general and administrative expenses were directly charged to us instead of indirectly through Cost of revenue—purchased from related parties. This resulted in significantly higher selling, general and administrative charges directly allocated to us in 2005 compared to 2004. This was however offset by an increase in Revenue from related parties (including an uplift in transfer prices as a result of higher costs incurred), and a decrease in Cost of revenue from related parties (resulting from the direct allocation of such costs to selling, general and administrative expenses instead of through Cost of revenue—purchased from related parties). These also resulted from the simplification of the group structure which changed the routing of intercompany charges.

The selling, general and administrative expenses charged to us do not necessarily reflect the utilization of services provided to or the benefits received by us during the periods presented. In general, we believe the allocated charges, combined with the intercompany prices for traffic, were reasonable under the specific circumstances.

There has been no allocation of interest expense from KPN as there is no debt specific to KPN GCS.

As of December 31, 2006 and 2005, we had receivables from KPN and its subsidiaries of €25,613 and €5,815, respectively. These amounts are reflected in Accounts receivable from related parties on the Combined Balance Sheets.

As of December 31, 2006 and 2005, we had a note payable to affiliate of nil and €803, respectively (note 8).

The following table illustrates the transaction activity for accounts receivable from related parties.

	Accounts receivable from related parties	Note payable to affiliate
Balance, January 1, 2004	14,563	(2,203)
Sales	173,553	—
(Purchases)	(132,860)	—
Cash (receipts)/payments	(46,608)	—
Foreign currency	—	122
Balance, December 31, 2004	8,648	(2,081)
Sales	201,211	—
(Purchases)	(137,016)	—
Cash (receipts)/payments	(67,028)	1,347
Foreign currency	—	(69)
Balance, December 31, 2005	5,815	(803)
Sales	165,251	—
(Purchases)	(129,572)	—
Cash (receipts)/payments	(15,881)	803
Foreign currency	—	—
Balance, December 31, 2006	25,613	—

Note 15—Net distributions to KPN

Amounts included in net distributions to KPN include net capital distributions made to KPN and settlement of intercompany balances with KPN. During 2006, KPN GCS settled intercompany balances amounting to €5,486 to KPN and KPN GCS B.V. paid a dividend of €16,500 to KPN.

Note 16—Subsequent events

As per January 1, 2007, KPN GCS B.V. entered into new SLAs with related KPN parties. The changes in these SLAs mainly reflect trends in the wholesale market which resulted in lower prices for the international transmission and will negatively impact Net revenue from related parties and Cost of revenue—purchased from related parties.

KPN Global Carrier Services

INDEX TO COMBINED FINANCIAL STATEMENTS

(unaudited)

Combined Financial Statements:
Combined Statements of Operations for the six months ended June 30, 2007 and 2006
Combined Balance Sheets as of June 30, 2007 and December 31, 2006
Combined Statement of Changes in Invested Equity for the six months ended June 30, 2007
Combined Statements of Cash Flows for the six months ended June 30, 2007 and 2006
Notes to the Combined Financial Statements

KPN Global Carrier Services

COMBINED STATEMENTS OF OPERATIONS

(unaudited)

(Amounts in thousands of euros unless otherwise stated)

	Six months ended June 30,
	2007	2006
Net revenue from external parties	209,813	237,670
Net revenue from related parties	69,053	89,607
Total revenue	278,866	327,277
Costs and operating expenses:
Cost of revenue—purchased from external parties (excluding depreciation and amortization)	209,673	227,051
Cost of revenue—purchased from related parties (excluding depreciation and amortization)	45,319	58,109
Selling, general and administrative	6,703	12,691
Depreciation and amortization	1,799	2,613
Total costs and operating expenses	263,494	300,464
Income from operations	15,372	26,813
Interest income	390	71
Interest expense	(322)	(25)
Foreign exchange loss	(94)	(48)
Income before income taxes	15,346	26,811
Income tax expense (note 11)	(3,936)	(8,017)
Net income	11,410	18,794

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

COMBINED BALANCE SHEETS

(unaudited)

(Amounts in thousands of euros unless otherwise stated)

	June 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	9,204	16,979
Trade accounts receivable and unbilled revenue, net of allowance for doubtful accounts of €7,445 and €9,745 in 2007 and 2006, respectively (note 4)	114,115	123,048
Trade accounts receivable from related parties (note 14)	35,632	25,613
Prepaid expenses and other current assets (note 5)	2,138	2,021
Total current assets	161,089	167,661
Non-current assets
Property, plant and equipment, net (note 6)	5,734	7,233
Intangible assets, net (note 7)	782	1,060
Deferred income taxes, net (note 11)	361	249
Other non-current assets (note 5)	462	528
Total non-current assets	7,339	9,070
Total assets	168,428	176,731
LIABILITIES AND INVESTED EQUITY
Current liabilities
Accounts payable and accrued expenses (note 8)	121,362	144,234
Accrued income taxes and other taxes (note 11)	16,390	12,856
Other current liabilities (note 8)	502	747
Total current liabilities	138,254	157,837
Long-term liabilities
Early retirement obligation (note 9)	681	728
Total liabilities	138,935	158,565
Commitments and contingencies (note 13)
Invested equity
Net investment from KPN	29,279	17,844
Accumulated other comprehensive income	214	322
Total invested equity	29,493	18,166
Total liabilities and invested equity	168,428	176,731

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

COMBINED STATEMENT OF CHANGES IN INVESTED EQUITY

(unaudited)

(Amounts in thousands of euros unless otherwise stated)

	Contributed capital	Accumulated other comprehensive income	Total invested equity
Balance at December 31, 2006	17,844	322	18,166
Net income for the six months ended June 30, 2007	11,410	—	11,410
Foreign currency translation adjustments	—	(77)	(77)
Amortization of unrecognized prior service costs and actuarial gains/losses	—	(31)	(31)
Total comprehensive income			11,302
Capital contributions by KPN	25	—	25
Balance at June 30, 2007	29,279	214	29,493

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

COMBINED STATEMENTS OF CASH FLOWS

(unaudited)

(Amounts in thousands of euros unless otherwise stated)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	11,410	18,794
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,799	2,613
Capital contribution by KPN	25	3,291
Changes in operating assets and liabilities:
Trade accounts receivable and unbilled revenue	8,933	14,002
Trade accounts receivable from related parties	(10,019)	(39,305)
Prepaid expenses and other current assets	(163)	(1,013)
Accounts payable and accrued expenses	(22,872)	(7,750)
Accrued income and other taxes	3,534	9,660
Other liabilities	(323)	(281)
Net cash (used in) provided by operating activities	(7,676)	11
Cash flows from investing activities:
Purchases of property, plant and equipment	(22)	(1,067)
Net cash used in investing activities	(22)	(1,067)
Cash flows from financing activities:
Payments on note payable to affiliate	—	(803)
Net cash used in financing activities	—	(803)
Effect of exchange rate changes on cash	(77)	(237)
Net change in cash and cash equivalents	(7,775)	(2,096)
Cash and cash equivalents at beginning of period	16,979	17,421
Cash and cash equivalents at end of period	9,204	15,325

Supplemental disclosures of cash flow information
Taxes paid	51	213
Interest paid	—	25

The accompanying notes are an integral part of these combined financial statements.

KPN Global Carrier Services

Notes to the Combined Financial Statements

(unaudited)

(Amounts in thousands of euros unless otherwise stated)

Note 1—Business and Basis of Presentation

The unaudited combined financial statements have been prepared by us and, in the opinion of management, fairly present the financial position and results of operations as at and for the periods indicated. Interim results are not necessarily indicative of results for a full year.

KPN Global Carrier Services (“KPN GCS”, “we”, “our”) is an integrated part of the Wholesale and Operations Segment of Koninklijke KPN N.V. (“KPN” or “Parent”). We provide termination of international voice traffic originating outside and inside the Netherlands to any place in the world. Our services include:

•                  International Wholesale Voice Services in different quality classes and international direct dialing: services for calls originating or terminating in the Netherlands;

•                  Transit: transit through our network of international calls from one foreign network to another foreign network;

•                  Wholesale free phone services: transport of international toll free numbers;

•                  Solutions for mobile operators: termination of voice traffic, SMS Interworking, MMS Interworking and UMTS based services (Mobile Matrix); and

•                  Solutions for ISPs: voice access services connecting Voice over Internet Protocol (“VoIP”) traffic to switched networks internationally.

We operate worldwide through primary sales/distribution channels located in The Hague, New York, Miami, Hong Kong, Rio de Janeiro, Cape Town, Istanbul and Singapore.

Through March 31, 2006, KPN’s international wholesale voice activities were carried out within the following wholly- owned subsidiaries of KPN: KPN B.V., KPN Eurovoice B.V., KPN Eurovoice Holding B.V., KPN Wholesale Voice Services Hong Kong Ltd, KPN Eurovoice Singapore Pte Ltd and KPN International Network Services Inc. (“INS Inc.”).

Effective April 1, 2006, KPN Global Carrier Services B.V. (“KPN GCS B.V.”) was incorporated. This new entity, created through a legal demerger, holds the international wholesale voice activities that were previously included in KPN. Furthermore, on December 5, 2006, KPN GCS B.V. merged with KPN Eurovoice Holding B.V. and KPN Eurovoice B.V. KPN GCS B.V. is the owner of 100% of KPN Wholesale Voice Service Hong Kong Ltd and KPN Eurovoice Singapore Pte Ltd. With the exception of the activities of INS Inc., all international wholesale voice activities carried out by KPN are included in either KPN GCS B.V. or a wholly-owned subsidiary of KPN GCS B.V.

These combined financial statements present the financial position and results of operations of KPN GCS B.V., along with the financial position and results of operations of INS Inc., and have been derived from the accounting records of KPN. We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily be representative of amounts that would have been reflected in the financial statements had we historically operated independently of our Parent. The legal demerger did not result in changes to the valuation of assets and liabilities or the assumptions utilized in preparing these combined financial statements.

Until June 19, 2006 revenues earned and costs incurred from KPN by KPN GCS were based on an arrangement to allocate a certain percentage of the retail revenues and costs to KPN GCS. Effective June 19, 2006, KPN GCS entered into new service level agreements (“SLAs”) with KPN and its subsidiaries. Under these agreements, revenues earned and costs incurred from KPN changed to reflect market prices. Had these SLAs been in effect from January 1, 2006 the revenue for the six months ended June 30, 2006 would have been €23,300 lower.

We benefit from certain related party revenue and purchase agreements with KPN that include sale prices per minute and costs per minute that are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity operating independently of our Parent.

We rely on our Parent for a substantial part of our operational and administrative support for which we are allocated costs primarily consisting of selling, general and administrative expenses, such as, costs for centralized research, legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other corporate and infrastructure costs.

Selling, general and administrative expenses were allocated based on the ratio of our revenue, operating expenses, and on the number of full time equivalents (FTEs) compared to KPN comparable revenue, operating expenses, and FTEs, as appropriate for the cost category.

The selling, general and administrative expenses charged to us do not necessarily reflect the utilization of services provided or the benefit received by us during the periods presented. As a whole, we believe the allocated charges, combined with the intercompany prices for traffic were reasonable under the specific circumstances.

KPN uses a centralized approach to cash management and financing of its operations. During the periods covered by these combined financial statements, cash deposits were remitted to KPN on a regular basis and are reflected within Trade accounts receivable from related parties on the Combined Balance Sheets. Similarly, our cash disbursements were funded through KPN’s cash accounts. As a result, none of KPN’s cash, cash equivalents or liabilities pertaining to bank overdrafts has been allocated to us in the combined financial statements. The cash and cash equivalents in the combined financial statements represents amounts held in banks. For the six months ended June 30, 2007 as well as the year ended December 31, 2006, there was no debt specific to KPN GCS B.V.

Assets and liabilities of KPN such as employee benefit balances, excluding the early retirement obligation, and current tax liabilities (originating before April 1, 2006) have not been allocated to us and are included in Invested Equity on the Combined Balance Sheets; however, the expenses pertaining to these items have been reflected in the Combined Statements of Operations.

Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Market Risk

Our primary market risk exposure is related to foreign currency exchange rates. We are exposed to foreign currency risk which can create volatility in earnings and cash flows from period to period. We have forecasted transactions denominated in foreign currencies (principally US dollars). We seek to economically hedge a portion of the foreign currency risk arising from foreign exchange receivables and foreign currency-denominated forecasted transactions. Foreign exchange contracts are used to fix or protect the exchange rate to be used for foreign currency-denominated transactions. Hedge accounting is not applied in the combined financial statements of KPN GCS.

Although we conduct our business in various regions of the world, most of our revenues are denominated in euros with the remaining being generally denominated in US dollars. Thus, we are exposed to foreign currency exchange rate fluctuations as the financial results and balances of our foreign subsidiaries are translated into euros. As exchange rates vary, these results, when translated, may vary from expectations and may adversely impact our results of operations and financial condition. Accordingly, if the euro weakens relative to foreign currencies, particularly the US dollar, our foreign currency denominated revenues and expenses would increase when stated in euros. Conversely, if the euro strengthens, our foreign currency denominated revenues and expenses would decrease.

Note 2—Significant Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is presented below.

Principles of combination

The combined financial statements include the accounts and activities that are part of KPN GCS B.V. and INS Inc., both of which are wholly-owned by KPN. Before April 1, 2006, these activities were part of the following wholly-owned subsidiaries of KPN: KPN B.V., KPN Eurovoice B.V., KPN Eurovoice Holding B.V., KPN Wholesale Voice Services Hong Kong Ltd, KPN Eurovoice Singapore Pte Ltd and INS Inc.

All significant intercompany balances and transactions with combined entities have been eliminated. However, intercompany balances and transactions with KPN and its other subsidiaries (“related party” or “affiliates”) have not been eliminated, but are presented herein as balances and transactions with related parties or affiliates.

Use of estimates

The preparation of these combined financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amount of revenues and expenses during the reporting periods. Some of the more significant estimates pertain to the allowance for doubtful accounts, depreciable lives of long-lived assets, recoverability of intangible and long-lived assets, deferred tax assets and liabilities and related valuation allowance, early retirement obligations, pension expense, and various other provisions and contingencies. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ from those estimates.

Foreign currency

The functional currency has been determined to be the euro, with the exception of the operations in the United States and Hong Kong, in which the functional currency is the US dollar and the Hong Kong dollar, respectively. Assets and liabilities of the United States and Hong Kong operations are translated into euros at exchange rates on the balance sheet date. Revenues and expenses are translated into euros at the weighted average exchange rates in effect during the period. The effects of these translation adjustments are reported within Accumulated Other Comprehensive Income, a component of Invested Equity.

Transactions in foreign currency are recorded at the original rates of exchange in force at the time the transactions are effected. Exchange differences arising on (i) settlement of transactions and (ii) translation of such transactions, given that no settlement has occurred, are recognized in the combined statement of operations.

We enter into foreign currency forward contracts to manage foreign currency exposures related to sales to foreign customers. We do not have designated hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS 133), and accordingly, any unrealized gains and losses are recorded in the Combined Statements of Operations and in the Combined Balance Sheets within Prepaid expenses and Other current assets or Other current liabilities.

Other comprehensive income

Other comprehensive income includes charges or credits to equity that are not the result of transactions with shareholders. Other comprehensive income relates to foreign currency translation adjustments from entities with functional currencies other than the euro in addition to amortization of unrecognized losses and prior service costs for pensions. Components of other comprehensive income are included within the Combined Statements of Changes in Invested Equity.

Cash and cash equivalents

Cash and cash equivalents consist of all highly liquid investments that are readily convertible into cash and have original maturities of three months or less. At June 30, 2007, 71% of cash and cash equivalents were denominated in euros and 29% in US dollar. At December 31, 2006, 73% of cash and cash equivalents were denominated in euros and 27% in US dollar. At June 30, 2007 and December 31, 2006, we had restricted cash amounts of nil and nil, respectively.

Accounts receivable

Accounts receivable are stated at face value, less an allowance for doubtful accounts. Collectibility of accounts receivable is reviewed regularly and is based upon our knowledge of customers and compliance with credit terms. The allowance for doubtful accounts is adjusted based on such evaluation, with a corresponding charge included in Selling, general and administrative expense. Accounts receivable and their related allowance balances are written-off when we deem them uncollectible.

Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and any recognized impairment loss. Additions and improvements that extend the useful life of an asset are capitalized; maintenance and repairs are expensed as incurred. When assets are fully depreciated, retired or disposed of, the assets and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in the Combined Statements of Operations. The cost of property, plant and equipment is depreciated using the straight-line method over the following estimated useful lives of the respective assets:

Category	Depreciation period
Switches and other network equipment	3-7 years
Other tangible fixed assets	3-7 years

Leases

Capital leases, which meet specific criteria noted in SFAS No. 13, “Accounting for leases”, (FAS 13) are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term. Operating lease payments are recognized as an expense on a straight-line basis over the corresponding lease term.

Intangible assets

We do not have any indefinite-lived intangible assets. Definite-lived intangible assets, which primarily consist of internally developed software, are amortized on a straight-line basis over their estimated useful lives of 3 years. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1), costs associated with the internally developed software are capitalized when both the preliminary project stage is completed and management has authorized further funding for the project which it deems probable of being completed. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use.

Impairment of property, plant and equipment and other intangible assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144), we review the value of our property, plant and equipment and other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceed their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income taxes

For the period until March 31, 2006, the majority of our businesses did not file separate tax returns as these entities were included in the tax grouping of other KPN entities within the respective entity’s tax jurisdiction. The income tax expense included in these combined financial statements was calculated using a method consistent with a separate return basis, as if we were a separate taxpayer. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under the respective jurisdictional enacted tax laws and rates. A valuation allowance is recorded when it is considered more likely than not that the deferred tax assets will not be realized. As a result of the legal demerger on April 1, 2006, KPN GCS B.V. files a separate tax return as from that date, which includes the businesses that are a part of the newly formed structure. Accordingly, the income tax liability as of June 30, 2007, and December 31, 2006, primarily relates to KPN GCS B.V.

On January 1, 2007, KPN GCS adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements, uncertain tax positions that it has taken or expects to take on a tax return. This interpretation requires that a company recognize in its financial statements the impact of tax positions that meet a “more likely than not” threshold, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The adoption of FIN 48 did not have an impact on the accompanying Combined Financial Statements. In addition, our policy is to recognize interest and penalties related to income taxes as a component of the provision for income taxes on the Combined Statement of Operations.

Revenue recognition

In accordance with US GAAP, including the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104), we recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred or the service has been provided, the sales price is fixed or determinable and collectibility is reasonably assured. Traffic fees are charged at an agreed price for a fixed duration of time or capacity and are recognized as revenue based upon usage of our network and facilities.

Estimates for incentive rebates and other allowances are recorded as a reduction of revenues in the period the related revenues are recorded. These estimates are based upon contracted terms, historical experience and information currently available to management with respect to business and economic trends. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Research and development

Research and development costs are allocated to us from KPN as corporate expenses. Research and development costs are expensed as incurred.

Advertising

Advertising costs are allocated to us from KPN as corporate expense and primarily relate to our share of the costs relating to media, agency and promotional activities. Advertising costs are expensed as incurred.

Pension plans and post-retirement plans

Substantially all our employees participate in the defined benefit pension plans, defined contribution pension plans, and post-retirement plans, as administered and sponsored by KPN. Contributions made to defined contribution plans are expensed as incurred. We account for our defined benefit pension plans, early retirement plan, and post-retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (FAS 87), SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (FAS 158), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (FAS 106), respectively. Our employees participate in KPN’s defined benefit pension plan and the plan’s assets and liabilities are combined with those related to other KPN businesses. Similarly, KPN manages its post-retirement benefit plans on a combined basis with claims data and liability information related to our company aggregated and combined with other KPN businesses. As a result, excluding the early retirement obligation, no employee benefit assets or liabilities are reflected on our combined balance sheets, and our pension and other post-retirement expenses have been determined on a multi-employer plan basis and are reflected in the results of operations.

Derivative financial instruments

We use forward foreign currency contracts in order to manage our exposures to movements in foreign exchange rates. SFAS 133, as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—deferral of the effective date of FAS 133” (FAS 137), and SFAS No. 138, “Accounting for certain Derivative Instruments and certain Hedging Activities” (FAS 138), requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in comprehensive income until the hedged item is recognized in earnings. During the six months ended June 30, 2007, and 2006, we did not designate any derivatives as hedges for accounting purposes.

Concentration of credit risk

Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable. No external customers represented 10% or more of our total net revenues for the periods presented. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising our customer base and their dispersion across different industries and geographies.

Fair value disclosures

The carrying value of receivables, prepaid expenses, and current liabilities approximate their fair value due to the short nature of these instruments.

Stock-based compensation

Certain of our employees participate in KPN stock-based compensation plans. The fair value of options or shares granted to employees is recognized over the vesting period of the options or shares in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (FAS 123). The costs are determined by the fair value of the options and shares and the number of options and shares expected to vest. On each balance sheet date, we determine if it is necessary to revise our expectation of the number of options or shares that will vest. Effective January 1, 2006, KPN GCS adopted SFAS No. 123(R), “Share-Based-Payment” (FAS 123(R)) using the modified prospective method.

Note 3—Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (FAS 159), which permits entities to measure many financial instruments and certain other items at fair value. This Statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. FAS 159 is effective as of the beginning of a reporting entity’s first fiscal year beginning after November 15, 2007. We are currently investigating the impact of implementing FAS 159.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (FAS 157), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 will be effective for KPN GCS on January 1, 2008. The adoption of FAS 157 is not expected to have a material impact on KPN GCS financial position and result of operations. Under US GAAP, KPN GCS applies fair value for the valuation of assets held for sale, derivatives and in impairment tests.

Note 4—Trade Accounts Receivable, net

	June 30, 2007	December 31, 2006
Trade receivables from third parties	78,560	93,404
Unbilled revenue	43,000	39,389
	121,560	132,793
Allowance for doubtful accounts	(7,445)	(9,745)
Total accounts receivable, net	114,115	123,048

We entered into certain ongoing contracts with international telecom operators which are billed monthly based on traffic volume. The majority of unbilled revenue relates to the previous month’s traffic volume for which an invoice has not been sent.

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on specific known troubled accounts, historical experience, and other currently available evidence.

Note 5—Prepaid Expenses and Other Current and Non-Current Assets

The following is a summary of our prepaid expenses and other current and non-current assets:

	June 30, 2007	December 31, 2006
Non-current portion of prepaid expenses	462	528
Current portion of prepaid expenses and other current assets	2,138	2,021
Total prepaid expenses and other current assets	2,600	2,549

Prepaid expenses mainly include amounts advanced to suppliers for future services and prepaid rents. The non-current portion of prepaid expenses primarily relates to an advance to terminate calls in the United States for a seven-year period.

Note 6—Property, Plant and Equipment and Impairment of Long-Lived Assets

The following is a summary of our property, plant and equipment, net of accumulated depreciation:

	June 30, 2007	December 31, 2006
Switches and other network equipment	12,346	12,343
Other tangible fixed assets	2,176	2,172
	14,522	14,515
Less: Accumulated depreciation	(8,788)	(7,282)
Property, plant and equipment, net	5,734	7,233

Depreciation and amortization expense for property, plant and equipment during the six months ended June 30, 2007 and June 30, 2006, was €1,506 and €2,313, respectively.

There were no cash proceeds from the sale or disposal of property, plant and equipment. When assets are fully depreciated, retired or disposed of, the assets and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in the Combined Statements of Operations. There were no dispositions of property, plant and equipment during the six months ended June 30, 2007 or for the six months ended June 30, 2006.

Note 7—Intangible Assets, net

	June 30, 2007	December 31, 2006
Software	1,742	1,728
Less: Accumulated amortization	(960)	(668)
Intangible assets, net	782	1,060

The Company does not have any indefinite-lived intangible assets. All intangible assets are amortized over their estimated useful lives. Amortization expense for these intangible assets during the six months ended June 30, 2007 and June 30, 2006, was €293 and €300, respectively.

Note 8—Current and Long-Term Liabilities

The following is a summary of our accounts payable and accrued expenses:

	June 30, 2007	December 31, 2006
Trade payables	72,560	90,421
Accrued traffic expenses	48,802	53,813
Total accounts payable and accrued expenses	121,362	144,234

We entered into certain ongoing contracts with international telecom operators. Although balances are reconciled periodically, final invoices to settle the outstanding balances are received at certain agreed upon dates. Total accrued expenses relate to traffic volume for which an invoice has not been received, the majority of the balance relates to the previous month’s traffic. We expect to settle our accrued expenses within a one-year period.

The following is a summary of Other current liabilities:

	June 30, 2007	December 31, 2006
Current portion of early retirement obligation	186	200
Unrealized loss on foreign currency contracts	—	150
Other	316	397
Total Other current liabilities	502	747

Note 9—Pensions and Postretirement Plans

Substantially all our employees were participants in various defined benefit pension plans and defined contribution plans administered and sponsored by KPN. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The majority of our pension expenses relate to pension plans in The Netherlands and the United States.

As discussed in Note 2, these combined financial statements reflect the defined benefit plans on a multi-employer basis in accordance with FAS 87. As such, KPN allocated costs associated with the pension plans to us based upon a ratio of weighted pensionable income for service costs and allocates costs associated with other components of pension expense, such as interest costs, amortization of actuarial gains/losses, etc., based on projected benefit obligations relative to the total projected benefit obligation of the plans. We believe this methodology is a reasonable basis of allocation.

Assumptions used to determine the net periodic pension cost for KPN’s principal pension plans during the year are as follows:

	June 30, 2007	June 30, 2006
	%	%
Discount rate	4.7	4.2
Expected salary increases	2.5	2.5
Expected return on assets	6.2	6.3
Expected indexation	85	85

For the six months ended June 30, 2007 and 2006 the amount of pension expense allocated to us from KPN for our employees participating in KPN pension plans was approximately €46 and €163, respectively.

Dutch employees of KPN are also eligible for early retirement benefits. This plan is accounted for in accordance with FAS 87 (as amended by FAS 158). The early retirement plan is neither funded nor insured through a third party, but is paid directly by us to the early retirement employees. As of January 1, 2006, the retirement age increased from 62 to 65 years. The following transitional early retirement plans remain for retirement before the age of 65:

•                  KPN guarantees employees born before 1950 and who were in service on April 1, 2000 a benefit of 80% of final salary from age 62 to 65;

•                  for employees born in the period 1950-1959 and who were in service on April 1, 2000 KPN guarantees a benefit of 75% of final salary for employees born in 1950 diminishing to 70% for employees born in 1959 and a retirement age of 62 years for employees born in 1950 increasing to 63.5 years for employees born in 1959; and

•                  KPN guarantees 80% of final salary until the age of 65 to employees born before 1950 and 75% to employees born in or after 1950. For employees that served 25 years or more on April 1, 1996 early retirement starts at age 61 or after 40 years of service.

Assumptions used to determine the net periodic cost for KPN’s early retirement plans during the period are as follows:

	June 30, 2007	June 30, 2006
	%	%
Discount rate	4.0	3.4
Expected salary increases	2.5	2.5
Expected indexation	85	85

KPN allocated early retirement expenses (service costs, interest costs, prior service costs, and actuarial gains and losses) to us based on a ratio of service costs relating to our employees relative to the KPN early retirement costs. KPN allocated the early retirement provision (projected benefit obligation, and a €(31) adjustment to Accumulated Other Comprehensive Income for the amortization of unrecognized prior service costs and unrecognized actuarial gains and losses) to us based on a ratio of the projected benefit obligation relating to our employees relative to the KPN projected benefit obligation. For the six months ended June 30, 2007 and 2006, the amount of the early retirement expenses was €1 and €229, respectively.

At June 30, 2007, we recognized a liability relating to early retirement obligations for our employees amounting to €867 (of which current €186 and non current €681). At 31 December, 2006, we recognized a liability relating to early retirement obligations for our employees amounting to €928 (of which current €200 and non current €728).

Certain of our entities offer defined contribution plans to eligible employees, whereby employees contribute a portion of their compensation, which is partially matched by KPN. Once the contributions have been paid KPN has no further payment obligations. Contribution costs for these plans were €23 and €15 for the six months ended June 30, 2007 and 2006, respectively. There were no unpaid contributions as of June 30, 2007.

Note 10—Share Based Compensation

Share option plans

We provide management and our employees with KPN stock options under the terms of the KPN share option plans (the “Plan”). The stock options we provide are for a fixed number of shares with an exercise price equal to the fair value of the KPN stock unless otherwise stated on the date of grant. We recognize compensation expense for stock option awards granted on a straight-line basis over the requisite service period of the award. Total share based compensation expense with respect to stock option awards amounted to €15 and to €19 for the six months ended June 30, 2007 and 2006, respectively. Such amounts are based on the fair values for options granted to our employees. The total income tax benefit recognized in the income statement for the stock option awards was €17 and €18 for the six months ended June 30, 2007 and 2006, respectively.

All options granted are equity settled options and are forfeited when employees leave for reasons other than retirement, disability or death (except for some personnel plans).

All options were granted with exercise prices equal to market value unless otherwise noted below. In addition, there were no options granted in 2006 and 2007.

	Plan	Exercise price (in euro)	Exercise period	Exercisable (after grant date)	Vesting period
2005	Management	6.73	8 years	3 years	3 years
	Personnel	6.73	5 years	3 years	3 years

The profits for options exercisable prior to the end of the 3-year vesting period will be held in escrow until the shares are vested. The profit will be released to the relevant individuals, provided that the individuals remain employed by us.

Fair value disclosures

The following table reflects the weighted average fair value per option granted, as well as significant weighted average assumptions used in determining those fair values using the binomial pricing model for stock options issued under the Plan.

2005
Risk free interest rate	2.80%
Dividend yield	3.00%
Expected life (years)	4.3
Volatility	50.80%
Weighted average exercise price of options granted with an exercise price equal to the market price of the stock on the grant date (in euros)	6.73
Weighted average exercise price of options granted with an exercise price that exceeds the market price of the stock on the grant date (in euros)	—
Weighted average fair value of options granted with an exercise price equal to the market price of the stock on the grant date (in euros)	2.38
Weighted average fair value of options granted with an exercise price that exceeds the market price of the stock on the grant date (in euros)	—

The risk-free rate was based on a zero-coupon government bond yield curve in effect at the time of grant. The expected dividend yield is based on the expected dividend on the KPN shares. The estimate of the expected life was determined using historical exercise data. The estimate of expected volatility is based on the historical volatility of the KPN share over the period which approximates the expected life of the options.

Stock options

The following table summarizes option activity under the Plan for our employees during 2006 and 2007.

	Shares under option	Weighted average per share exercise price (in euros)
Outstanding December 31, 2005	106,675	6.71
Options exercised	(23,810)	5.99
Options forfeited	(5,200)	14.71
Transfer to and from other KPN entities	(22,315)	6.25
Outstanding December 31, 2006	55,350	6.46
Options exercised	(3,800)	5.81
Options forfeited	—	—
Transfer to and from other KPN entities	(9,100)	6.45
Outstanding June 30, 2007	42,450	6.52

The following is a summary of the status of employees’ stock options outstanding and exercisable as of June 30, 2007:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price (in euros)	Number of options	Weighted average remaining contractual life (in years)	Weighted average exercise price (in euros)
5.50 - 6.00	5,800	0.8	5.94	5,800	0.8	5.94
6.00 - 6.50	15,550	3.5	6.45	15,550	3.5	6.45
6.50 - 7.00	21,100	4.1	6.73	—	—	—

The aggregate intrinsic value of options outstanding as of June 30, 2007 was €246. The aggregate intrinsic value of options exercisable as of June 30, 2007 was €128, which represents the amount option holders would have received had they exercised their options as of that date. The intrinsic value is the difference between KPN closing stock price on the last trading day and the stock option exercise price, multiplied by the number of stock option shares. The intrinsic value of options exercised during the six months ended June 30, 2007 and 2006 was €25 and €25, respectively. Total compensation cost related to non-vested stock options not yet recognized as of June 30, 2007 amounted to €17 and is expected to be recognized over a weighted-average period of approximately 0.8 years. The amount of cash KPN received as a result of options exercised by KPN GCS employees during the six months ended June 30, 2007 and 2006 was €22 and €34, respectively.

Other stock awards

In April 2006, KPN GCS granted 5,100 restricted KPN shares to its management which vest over a three-year period depending on KPN’s total shareholder return position ranking relative to its peer group of sixteen European telecommunications companies (including KPN) as determined on December 31, 2008. In the event that KPN is ranked in the last four of its peer group index, no restricted shares vest. If KPN is ranked between the ninth and twelfth positions, 50% of the restricted shares vest immediately and the remaining shares will be forfeited. In the event that KPN is ranked between the fifth and eighth position,

100% of the restricted shares vest immediately. If KPN is ranked in the top four of its peer index, 200% of the restricted shares will vest immediately. Once vested the restricted shares have a lock-up period of two years and therefore are not available to be traded from April 2009 through April 2011. The total compensation expense associated with these awards amounted to €10 and to €6 for the six months ended June 30, 2007 and 2006, respectively. As per April 13, 2009, management is able to sell a number of unconditional granted shares only up to the amount to settle the wage taxes liability relating to the profit made on the stock compensation plan. From April 13, 2011 all remaining shares are available for trading.

The following table presents the non-vested shares for the Plan for 2006 and 2007. The weighted average fair value of a share at grant date is calculated using the Monte Carlo Simulation model. This model simulates share prices, Total Shareholders Return (TSR), ranking and fair value calculation for KPN and sixteen of its peer companies.

	Shares	Weighted average fair value at grant date
Non-vested at December 31, 2006	5,100	11.67
Transfer to and from other KPN entities	(1,340)	11.67
Vested	—	—
Forfeited	—	—
Non-vested at June 30, 2007	3,760	11.67

The fair value of each share at the grant date is determined using the following assumptions:

Risk-free interest rate (based on EURO governments bonds with a remaining time to maturity of 3 years)	3.1%
Expected dividend for KPN (based on 1-year historical daily data preceding the date of award)	5.1%
Expected volatility (based on 3-years daily historical data over the period April 13, 2003—April 12, 2006)	21.7%

In April 2007, KPN GCS granted 5,180 future cash payment rights to its management, which are based on KPN’s share price and which vest over a three-year period depending on KPN’s total shareholder return position ranking relative to its peer group of fourteen European telecommunications companies (including KPN) as determined on December 31, 2009. The vesting schedule for the future cash payment rights is as follows:

TSR—position December 31, 2009	Vesting %
1	200%
2	183%
3	167%
4	150%
5	133%
6	117%
7	100%
8	83%
9	67%
10	50%
11 through 14	0%

On April 19, 2010, all the vested rights will be settled in cash. Accordingly, a liability has been recognized as of June 30, 2007 for the fair value of the obligation related to the settlement of these rights and will be subsequently re-measured at each reporting period. The total compensation expense associated with these rights amounted to €6 for the six months ended June 30, 2007.

The following table presents the non-settled rights for the Plan for 2007. The weighted average fair value of a right at grant date is calculated using the Monte Carlo Simulation model. This model simulates share prices, Total Shareholders Return (TSR), ranking and fair value calculation for KPN and 13 of its peer companies.

	Rights to future cash payments	Weighted average fair value at grant date
December 31, 2006	—	—
Granted	5,180	13.44
Vested	—	—
Forfeited	—	—
At June 30, 2007	5,180	13.44

The fair value of each right at the grant date is determined using the following assumptions:

Risk-free interest rate (based on EURO governments bonds with a remaining time to maturity of 3 years)	4.2%
Expected dividend for KPN (based on 1-year historical daily data preceding the date of award)	4.5%
Expected volatility (based on 3-years daily historical data over the period April 20, 2004—April 19, 2007)	19.1%

Note 11—Income Taxes

The components of income before income taxes are:

	Six months ended
	June 30, 2007	June 30, 2006
The Netherlands	15,204	26,281
United States of America	142	530
Total	15,346	26,811

Until April 1, 2006, all of the Dutch KPN GCS activities are included in a fiscal unity for the respective years. KPN is the ultimate tax paying company for this fiscal unity. The calculated income tax is based on tax rates that we would be subject to, should we file our own tax returns. Subsequent to the legal demerger of the KPN GCS activities in 2006, KPN GCS B.V. is no longer included in the fiscal unity and, accordingly, the calculated income tax in The Netherlands for the period is based on the actual tax rate applicable to KPN GCS B.V.’s tax return that will be separately filed for 2006 and 2007.

All entities in the fiscal unity are liable for corporate income tax debts of the fiscal unity, relating to the period in which they were a part of the fiscal unity. The results of our US based subsidiary, INS Inc., are included in US federal and state income tax returns.

Our income tax expense consists of the following:

	Six months ended
	June 30, 2007	June 30, 2006
Current:
The Netherlands	3,774	8,925
United States of America	50	231
	3,824	9,156
Deferred:
The Netherlands	112	(1,146)
United States of America	—	7
	112	(1,139)
Total income tax expense	3,936	8,017

Effective tax rate (computed)	25.6%	29.9%
Statutory income tax rate (The Netherlands)	25.5%	29.6%

Differences between the income tax computed at the statutory income tax rate and the income tax provision are as follows:

	June 30, 2007	June 30, 2006
Income tax expense at statutory income tax rate in The Netherlands	3,913	7,936
Foreign tax differential (The Netherlands vs. USA)	23	81
Total provision for income taxes	3,936	8,017

The income tax expense in the Combined Statements of Operations has been determined on a separate return basis. We are required to assess the realization of deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment any utilization of those losses by KPN. This assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets.

Significant components of our net deferred tax assets/(liabilities) are as follows:

	June 30, 2007			December 31, 2006
	Current	Non-current	Total	Current	Non-current	Total
Deferred tax assets
Differences in depreciation rate of equipment	—	361	361	—	249	249
Gross deferred tax assets	—	361	361	—	249	249
Valuation allowance
Net deferred tax assets	361	361	249	249

Deferred tax liabilities
Miscellaneous accruals	—	—	—	—	—	—
Total deferred tax liabilities	—	—	—	—	—	—
Net deferred taxes recognized	—	361	361	—	249	249

The following is a summary of our Income taxes and other taxes payable:

	June 30, 2007	December 31, 2006
Income taxes	15,975	12,099
Other taxes	415	757
Total Income and other taxes payable	16,390	12,856

KPN GCS has no unrecognized tax benefits and anticipates that it will not have a change in unrecognized tax benefits during the next twelve months that would have a material impact on its results of operations. In addition, no interest and penalties were recorded at the date of adoption of FIN 48.

KPN GCS B.V., its subsidiaries, and INS Inc., file income tax return in various foreign jurisdictions and the United States. The aforementioned entities which form part of KPN GCS are not currently subject to income tax examinations by the relevant tax authorities for any tax years. However, as KPN GCS B.V. has yet to file its 2006 tax return it is possible that once the return is filed that it could be examined by the Dutch tax authorities once filed.

Note 12—Derivative Financial Instruments

We are exposed to foreign currency risk which can create volatility in earnings and cash flows from period to period. We have forecasted transactions denominated in foreign currencies (principally US dollars). We seek to economically hedge a portion of the foreign currency risk arising from foreign exchange receivables and foreign currency-denominated forecasted transactions. Foreign exchange contracts are used to fix or protect the exchange rate to be used for foreign currency-denominated transactions. Hedge accounting is not applied in the combined financial statements of KPN GCS. At June 30, 2007 and December 31, 2006, the fair market value of unsettled foreign exchange derivatives was €(5) and €(150), respectively. At June 30, 2007 and December 31, 2006, these were recorded within prepaid expenses, other current assets, or other current liabilities and accrued expenses in the Combined Balance Sheet.

Embedded Derivatives

We have no embedded derivative instruments.

Valuation of derivative instruments

The fair value of derivative instruments is sensitive to movements in the underlying market rates and variables. We monitor the fair value of derivative instruments on a periodic basis. Foreign currency forwards are valued using forward rates observed from quoted prices in the relevant markets when possible.

Note 13—Commitments and Contingencies

Commitments

Operating and Capital Lease Commitments

We lease certain buildings, vehicles, and office equipment. We did not have any material capital leases as of June 30, 2007 or December 31, 2006. We enter into certain unconditional commitments with various suppliers for the purchase of minutes to be used in the ordinary course of our business. Our contractual obligations at June 30, 2007 amount to €49 for operating leases and €16.834 for short term purchase commitments.

Guarantees and indemnifications

We have not entered into any significant agreements that would require us, as a guarantor, to recognize a liability for the fair value of obligations undertaken in issuing the guarantee.

Contingent Liabilities

We are involved in disputes for collection, related commercial disputes, and claims from carriers and foreign service partners over reconciliation of payments for traffic volume. We vigorously pursue disputes that we have brought and contest claims against us.

For the period until March 31, 2006, the majority of our businesses did not file separate income tax returns. Accordingly, certain tax authorities have the right to hold an individual entity within the tax grouping liable for any and all liabilities outstanding of the group. We believe it is remote that we will be held responsible for tax liabilities incurred by other KPN entities.

Note 14—Related Party Transactions

These combined financial statements include transactions with affiliates. We entered into transactions with KPN and its subsidiaries for the sale of international wholesale minutes as well as corporate services provided by KPN for the periods presented.

Revenue/Cost of Revenue

Revenue from KPN and its subsidiaries amounted to approximately €69,053 and €89,607 for the six months ended June 30, 2007 and 2006, respectively, and is reported in Net revenues from related parties in the Combined Statements of Operations.

Cost of revenue derived from KPN and its subsidiaries amounted to approximately €45,319 and €58,109 for the six months ended June 30, 2007 and 2006, respectively, and relate to services for the procurement and transmission of sending and receiving traffic. Agreements between KPN GCS and KPN and its subsidiaries for the sale of wholesale international minutes were made at various prices and quantities.

Until June 19, 2006 revenues earned and costs incurred from KPN by KPN GCS were based on an arrangement to segment a certain percentage of the retail revenues and costs to the wholesale organisation. Effective June 19, 2006, KPN GCS entered into new SLAs with KPN and its subsidiaries. Under these agreements, revenues earned and costs incurred from KPN changed to reflect market prices. Had these SLAs been in effect from January 1, 2006 the revenue for the six months ended June 30, 2006 would have been €23,300 lower.

Allocated costs/Expenses

As discussed in Note 1, we rely on our Parent for a substantial part of our operational and administrative support for which we are allocated costs primarily consisting of selling, general, and administrative expenses, such as, costs for centralized research, legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other corporate and infrastructure costs. Selling, general and administrative expenses include allocated corporate and divisional costs from KPN approximating €5,471 and €7,159 for the six months ended June 30, 2007 and 2006, respectively, related to the above mentioned corporate administrative services to KPN GCS.

Selling, general and administrative expenses were allocated based on the ratio of our revenue, operating expenses, and FTEs compared to KPN comparable revenue, operating expenses, and FTEs, as appropriate for the cost category.

The selling, general and administrative expenses charged to us do not necessarily reflect the utilization of services provided or the benefit received by us during the periods presented. As a whole, we believe the allocated charges, combined with the intercompany prices for traffic were reasonable under the specific circumstances.

There has been no allocation of interest expense from KPN as there is no debt specific to KPN GCS.

As of June 30, 2007 and December 31, 2006, we had receivables from KPN and its subsidiaries of €35,632 and €25,613 respectively. These amounts are reflected in Trade accounts receivable from related parties on the Combined Balance Sheets.